Contact:	Ted Abajian EVP and Chief Financial Officer 805-745-7725

CKE RESTAURANTS, INC. ANNOUNCES SECOND QUARTER CASH DIVIDEND OF $0.04 PER SHARE OF COMMON STOCK

CARPINTERIA, Calif. – June 30, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors declared a second quarter dividend of $0.04 per share of common stock to be paid on Sept. 6, 2005 to its stockholders of record at the close of business on August 15, 2005. The Company had 59,471,509 shares of common stock issued and outstanding as of June 15, 2005.

As of the first fiscal quarter ended May 23, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,165 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,020 Carl’s Jr.® restaurants, 2,029 Hardee’s® restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

Safe Harbor Disclosure
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, dividend declarations, share repurchase programs and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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